                                          For Immediate Release

Media Contact:	Investor Contacts:
Eric Boomhower	Bryan Hatchell	Betty Best
(803) 217-7701	(803) 217-7458	(803) 217-7587
eboomhower@scana.com	bhatchell@scana.com	bbest@scana.com

SCANA Reports Financial Results for Second Quarter 2008

Columbia, SC, August 1, 2008...SCANA Corporation (NYSE: SCG) today reported consolidated earnings for the second quarter of 2008 of $57 million, or $.48 per share, compared to $55 million, or $.47 per share, for the second quarter of 2007.

“Earnings improved for the second quarter of 2008 compared to last year, with the impact of sustained electric and natural gas customer growth and the 4.4 percent retail electric rate increase that went into effect in January of this year more than offsetting higher operating and maintenance expenses, higher property taxes due to increased capital expenditures, additional net interest expense related to new long-term debt and a pricing settlement agreement at SCANA Energy Georgia.” said Jimmy Addison, senior vice president and chief financial officer.

For the first six months of 2008, SCANA reported earnings of $166 million, or $1.42 per share, compared to $140 million, or $1.20 per share, for the same period in 2007.

“The year-to-date $.22 per share increase in earnings was driven primarily by customer growth in both Carolinas, the impact of the retail electric rate increase in South Carolina, strong first quarter results in industrial and wholesale sales and improved earnings in our non-regulated retail natural gas marketing business in Georgia,” said Addison. “We are solidly positioned to meet our financial targets for 2008 based upon our results year-to-date.”

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, reported earnings in the second quarter of 2008 of $61 million, or $.52 per share, compared to $54 million, or $.46 per share, in the same quarter last year. The increase is primarily due to electric and natural gas customer growth and the retail electric rate increase that went into effect in January of this year. At June 30, 2008, SCE&G was serving approximately 646,000 electric customers and 303,000 natural gas customers, up 2.1 percent and 1.7 percent, respectively, over the past year.

PSNC Energy

PSNC Energy, SCANA’s retail natural gas subsidiary headquartered in Gastonia, North Carolina, reported a seasonal loss of $1 million, or $.01 per share, in the second quarter of 2008, unchanged compared to the second quarter of 2007. At June 30, 2008, PSNC Energy was serving approximately 454,000 customers, an increase of 3.3 percent over the last twelve months.

Carolina Gas Transmission

Carolina Gas Transmission Corporation reported earnings in the second quarter of 2008 of $2 million, or $.02 per share, unchanged compared to the second quarter of 2007.

SCANA Energy

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported a loss of $1 million, or $.01 per share, in the second quarter of 2008, compared to earnings of $1 million, or $.01 per share, in the second quarter of 2007.  That decline primarily reflects the impact of a pricing settlement agreement reached with the Georgia Public Service Commission. At June 30, 2008, SCANA Energy was serving approximately 465,000 customers, down 2.4% over the previous year, maintaining its position as the state’s second largest natural gas marketer.

Corporate and Other Non-Regulated

SCANA’s corporate and other businesses, which include SCANA Communications, ServiceCare, SCANA Energy Marketing and the holding company, reported a loss in the second quarter of 2008 of $4 million, or $.04 per share, compared to a loss of $1 million, or $.01 per share, in the same quarter last year. The $.03 decline was driven primarily by higher net interest expense related to the issuance of long-term debt in early 2008.

2008 EARNINGS OUTLOOK

The Company affirms its previous guidance that 2008 earnings will be in the range of $2.90 to $3.05 per share. This estimate assumes normal weather in the Company’s electric and natural gas service areas for the balance of the year and excludes any potential impacts from changes in accounting principles and certain gains or losses from investing activities, litigation, and sales of assets. Other factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement. The Company expects an average annual earnings growth rate of 4 to 6 percent over the next 3 to 5 years.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 10:00 a.m. Eastern Time on Friday, August 1, 2008. The call-in numbers for the conference call are 1-866-761-0749 (US/Canada) and 1-617-614-2707 (International). The passcode is 35924626. Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available approximately 2 hours after conclusion of the call through August 15, 2008. The telephone replay numbers are 1-888-286-8010 (US/Canada) and 1-617-801-6888 (International). The passcode for the telephone replay is 10427443.

All interested persons, including investors, media and the general public, may listen to a live web cast of the conference call at the Company’s web site at www.scana.com.  Participants should go to the web site at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the web cast and a transcript of the call will be available on the Company’s web site approximately 2 hours after conclusion of the call through August 15, 2008.

PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Columbia, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 646,000 electric customers in South Carolina and more than 1.2 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s web site at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules, estimated construction and other expenditures and factors affecting the availability of synthetic fuel tax credits. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2)  regulatory actions, particularly changes in rate regulation and environmental regulations; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA Corporation (SCANA); (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets; (6) growth opportunities for SCANA’s regulated and diversified subsidiaries; (7) the results of financing efforts; (8) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (9) the effects of weather, including drought, especially in areas where the Company’s generation and transmission facilities are located and in areas served by SCANA's subsidiaries; (10) payment by counterparties as and when due; (11) the results of efforts to license, site and construct facilities for baseload electric generation; (12) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (13) performance of SCANA’s pension plan assets; (14)  inflation; (15) compliance with regulations; and (16) the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or South Carolina Electric & Gas Company (SCE&G) with the United States Securities and Exchange Commission (SEC).  The Company disclaims any obligation to update any forward-looking statements.

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FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income (Millions, except per share amounts) (Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
Operating Revenues:	2008	2007	2008	2007
Electric	$576	$470	$1,064	$913
Gas-Regulated	210	191	692	627
Gas-Nonregulated	432	346	996	830
Total Operating Revenues	1,218	1,007	2,752	2,370

Operating Expenses:
Fuel Used in Electric Generation	227	153	404	309
Purchased Power	16	7	21	18
Gas Purchased for Resale-Regulated	144	127	481	424
Gas Purchased for Resale - Nonregulated	411	320	912	750
Other Operation and Maintenance	167	160	344	334
Depreciation and Amortization (1)	79	86	159	177
Other Taxes	43	38	87	79
Total Operating Expenses (1)	1,087	891	2,408	2,091

Operating Income (1)	131	116	344	279

Other Income, Net (1)	9	11	21	23

Interest charges, Net	(54)	(51)	(107)	(103)
Income Tax Expense (1)	(29)	(17)	(91)	(48)
Earnings (Losses) from Equity Method Investments (1)	2	(2)	3	(7)
Preferred Stock Cash Dividends of SCE&G	(2)	(2)	(4)	(4)

Net Income (1)	$57	$55	$166	$140

Common Stock Data:
Wgt. Avg. Common Shares Outstanding	116.7	116.7	116.7	116.7
Basic & Diluted Reported Earnings Per Share	$.48	$.47	$1.42	$1.20

Note (1): In January 2005, the South Carolina Public Service Commission approved an accounting methodology which has allowed the Company to recover a significant majority of the cost of the Lake Murray back-up dam project through the application of net synthetic fuel tax credits generated from its synthetic fuel partnerships. Under this methodology, beginning January 1, 2005, the Company recognized its accumulated synthetic fuel tax credits to offset an equal amount of accelerated depreciation on the dam project, net of partnership losses and income tax benefits. The Company recorded accelerated depreciation to the extent tax credits were available through the end of 2007 and, with the expiration of the synfuel tax credit program, no such accelerated depreciation will be recorded in 2008. While these entries resulted in a $7 million reduction and a $19 million reduction in operating income in the three and six month periods ended June 30, 2007, they were fully offset by reductions in income taxes and losses from equity method investments, and there was no impact on net income.

Condensed Consolidated Balance Sheets (Millions) (Unaudited)
	June 30,	December 31,
	2008	2007
ASSETS:
Utility Plant, Net	$7,855	$7,538
Nonutility Property and Investments, Net	294	275
Total Current Assets	1,270	1,301
Total Regulatory Assets and Deferred Debits	1,099	1,051
Total	$10,518	$10,165

CAPITALIZATION AND LIABILITIES:
Capitalization:
Common Equity	$3,035	$2,960
Preferred Stock	113	113
Long-Term Debt, Net	3,428	2,879
Total Capitalization	6,576	5,952
Current Liabilities:
Short-Term Borrowings	328	627
Current Portion of Long-Term Debt	259	233
Other	744	861
Total Current Liabilities	1,331	1,721
Total Regulatory Liabilities and Deferred Credits	2,611	2,492
Total	$10,518	$10,165

Earnings per Share by Company: (Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
SC Electric & Gas	$.52	$.46	$1.03	$.78
PSNC Energy	(.01)	(.01)	.23	.22
Carolina Gas Transmission	.02	.02	.04	.04
SCANA Energy-Georgia	(.01)	.01	.18	.17
Corporate and Other	(.04)	(.01)	(.06)	(.01)
Basic and Diluted Reported
(GAAP) Earnings per Share	$.48	$.47	$1.42	$1.20

Variances in Earnings per Share: (Unaudited)
Quarter Ended June 30,		Six Months Ended June 30,
2007 Basic and Diluted Earnings Per Share	$.47	$1.20

Variances:
Electric Margin	.11	.28
Natural Gas Margin	(.01)	.06
Operation & Maintenance Expense	(.03)	(.05)
Interest Expense (Net of AFUDC)	(.02)	(.02)
Property Taxes	(.03)	(.04)
Other, Net	(.01)	(.01)
Variances in Earnings per Share	.01	.22

2008 Basic and Diluted Earnings Per Share	$.48	$1.42

Consolidated Operating Statistics
	Quarter Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
Electric Operations:

Sales (Million KWH):
Residential	1,868	1,852	0.8	3,685	3,614	2.0
Commercial	1,903	1,904	(0.1)	3,611	3,573	1.1
Industrial	1,587	1,592	(0.3)	3,140	3,091	1.6
Other	144	139	3.6	272	266	2.3
Total Retail Sales	5,502	5,487	0.3	10,708	10,544	1.6
Wholesale	478	593	(19.4)	1,112	1,124	(1.1)
Total Sales	5,980	6,080	(1.6)	11,820	11,668	1.3

Customers (Period-End, Thousands)				646	633	2.1

Natural Gas Operations:
Sales (Thousand Dekatherms):
Residential	7,141	8,106	(11.9)	39,396	39,309	0.2
Commercial	6,872	7,240	(5.1)	21,461	21,523	(0.3)
Industrial	38,041	37,295	2.0	78,865	75,100	5.0
Total Retail Sales	52,054	52,641	(1.1)	139,722	135,932	2.8
Sales for Resale	1,789	1,735	3.1	4,875	5,979	(18.5)
Transportation Volumes	31,486	28,397	10.9	72,796	68,124	6.9
Total Sales	85,329	82,773	3.1	217,393	210,035	3.5

Customers (Period-End, Thousands)				1,222	1,214	0.7

Security Credit Ratings (as of 08/01/08):
	Moody’s (2)	Standard & Poor’s (3)	Fitch
SCANA Corporation:
Senior Unsecured	Baa1	BBB+	A-
Outlook	Stable	Negative	Stable

South Carolina Electric & Gas Company:
Senior Secured	A2	A-	A+
Senior Unsecured	A3	BBB+	A
Commercial Paper	P-2	A-2	F1
Outlook	Stable	Negative	Stable

PSNC Energy:
Senior Unsecured	A3	A-	A
Commercial Paper	P-2	A-2	F1
Outlook	Stable	Negative	Stable

South Carolina Fuel Company:
Commercial Paper	P-2	A-2	F1
Note (2): On December 4, 2007, Moody’s downgraded SCANA, SCE&G, SCFC and PSNC Energy one notch.
Note (3): On October 8, 2007, S&P affirmed its A- ratings on SCANA, SCE&G, PSNC Energy and SCFC and revised the rating outlook to negative.